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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-3 No. 333-       ) and related Prospectus of The
Times Mirror Company for the registration of Debt Securities, Convertible Debt Securities, Exchangeable Debt Securities, Preferred Stock, Convertible Preferred Stock, Exchangeable Preferred Stock, Common Stock, Warrants, Stock Purchase Contracts, and Stock Purchase Units, with an aggregate offering price of not more than $300 million and to the incorporation by reference therein of our report dated February 5, 1997, with respect to the consolidated financial statements and schedule of The Times Mirror Company included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Los Angeles, California
October 22, 1997